Exhibit 99

Meredith Corporation to Record Special Charge

DES MOINES, Iowa, Jan. 8 -- Meredith Corporation (NYSE: MDP), said today that it will record a special charge of approximately $16 million (approximately $9 million after-tax or $0.20 per share) in its fiscal 2009 second quarter. The charge includes the cost of a companywide workforce reduction of approximately 250 employees; the closing of Country Home magazine, effective with the March 2009 issue; and relocating the creative functions of the ReadyMade brand and Parents.com to Des Moines.

"The recessionary economy has impacted both Publishing and Broadcasting advertising, which accounts for approximately 60 percent of our revenue stream," said Meredith President and Chief Executive Officer Stephen M. Lacy. "Trends indicate a continuing soft economy into calendar 2009 as well."

Lacy noted that Meredith's connection to the consumer remains rock solid and growing across its national and local brands, citing notable gains in magazine readership and marked improvement in news ratings at its television stations. "Additionally, we continue to strengthen our solid financial position through disciplined expense and cash management," said Lacy.

Meredith will provide an update on the current advertising environment and its earnings outlook when it releases fiscal 2009 second-quarter earnings on January 22, 2009.

About Meredith Corporation

Meredith Corporation (http://www.meredith.com) is the leading media and marketing company serving American women. Meredith combines well-known national brands -- including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More -- with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith then uses multiple distribution platforms -- including print, television, online, mobile and video -- to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Headquartered in Des Moines, Meredith has a nationwide workforce of approximately 3,500 employees.

Shareholder and Financial Analyst Contact Mike Lovell Director, Investor Relations Phone (515) 284-3622 E-mail: mike.lovell@meredith.com
Media Contact Art Slusark Vice President - Corporate Communications Phone (515) 284-3404 E-mail art.slusark@meredith.com